Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 23, 2021 (September 2, 2021, as to the effects of the share split arising from the capital reorganization as described within Note 21; October 12, 2021, as to the effects of the restatement discussed in Note 5) relating to the consolidated financial statements of Cian PLC (formerly, Solaredge Holdings Limited), appearing in Registration Statement No. 333-260218 on Form F-1 of Cian PLC.

/s/ AO Deloitte & Touche CIS

Moscow, the Russian Federation

December 20, 2021